Exhibit 4.3

DESCRIPTION OF SECURITIES

The following summary of the terms of the capital stock of Gevo, Inc. (“we,” “our” or “us”) is based upon our amended and restated certificate of incorporation and our second amended and restated bylaws. The summary is not complete and is qualified by reference to our amended and restated certificate of incorporation and our second amended and restated bylaws, each of which is filed as an exhibit to this Annual Report on Form 10-K and incorporated by reference herein. We encourage you to read our amended and restated certificate of incorporation, our second amended and restated bylaws and the applicable provisions of the Delaware General Corporation Law (the “DGCL”) for additional information.

Authorized and Outstanding Capital Stock

Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share, issuable in one or more series designated by our board of directors.

Common Stock

The holders of our common stock have one vote per share. Holders of common stock are not entitled to vote cumulatively for the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority, or, in the case of election of directors, by a plurality, of the votes cast at a meeting at which a quorum is present, voting together as a single class, subject to any voting rights granted to holders of any then outstanding preferred stock. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock are entitled to participate equally in dividends when and as dividends may be declared by our board of directors out of funds legally available for the payment of dividends. In the event of our voluntary or involuntary liquidation, dissolution or winding up, the prior rights of our creditors and the liquidation preference of any preferred stock then outstanding must first be satisfied. The holders of common stock will be entitled to share in the remaining assets on a pro rata basis. No shares of common stock are subject to redemption or have redemptive rights to purchase additional shares of common stock.

Our common stock is listed on the Nasdaq Capital Market under the symbol “GEVO.”

Preferred Stock

Our amended and restated certificate of incorporation provides that we may issue shares of preferred stock from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, qualifications, limitations and restrictions thereof, applicable to the shares of each series of preferred stock. Our board of directors may, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of our common stock, including the likelihood that such holders will receive dividend payments and payments upon liquidation, and could have anti-takeover effects, including preferred stock or rights to acquire preferred stock in connection with implementing a stockholder rights plan. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control or the removal of our existing management. There are currently no shares of preferred stock outstanding.

Anti-Takeover Provisions

The DGCL, our amended and restated certificate of incorporation, and our second amended and restated bylaws contain provisions that could discourage or make more difficult a change in control of us, including an acquisition of us by means of a tender offer, a proxy contest and removal of our incumbent officers and directors, without the support of our board of directors. A summary of these provisions follows.

Statutory Business Combination Provision

We are subject to Section 203 of the DGCL, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any “business combination” with an “interested stockholder” for a period of three years following the time that such stockholder became an interested stockholder, unless:

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the board of directors of the corporation approves either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, prior to the time the interested stockholder attained that status;

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upon the closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

With certain exceptions, an “interested stockholder” is a person or group who or which owns 15% or more of the corporation’s outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years.

In general, Section 203 defines a business combination to include:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

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any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

A Delaware corporation may “opt out” of this provision with an express provision in its original certificate of incorporation or an express provision in its amended and restated certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. However, we have not “opted out” of this provision. Section 203 could prohibit or delay mergers or other takeover or change-in-control attempts and, accordingly, may discourage attempts to acquire us.

Election and Removal of Directors

Our amended and restated certificate of incorporation provides for our board of directors to be divided into three classes, with staggered three-year terms. Only one class of directors is elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the shares of common stock outstanding are able to elect all of our directors. Directors may be removed only with cause by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote on such removal.

No Stockholder Action by Written Consent

Our amended and restated certificate of incorporation and our second amended and restated bylaws provide that any action required or permitted to be taken by the holders of common stock at an annual or special meeting of stockholders must be effected at a duly called meeting and may not be taken or effected by written consent of the stockholders.

Stockholder Meetings

Under our amended and restated certificate of incorporation and our second amended and restated bylaws, only our board of directors, acting pursuant to a resolution adopted by a majority of the directors then in office, may call a special meeting of the stockholders, and any business conducted at any special meeting will be limited to the purpose or purposes specified in the notice for such special meeting.

Requirements for Advance Notification of Stockholder Nominations and Proposals

In order for our stockholders to bring nominations or business before an annual meeting properly, they must comply with certain notice requirements as provided by our second amended and restated bylaws. Typically, in order for such notices to be timely, they must be provided to us not earlier than the close of business on the 120th day prior to the one-year anniversary of the preceding year’s annual meeting and not later than the close of business on the 90th day prior to the one-year anniversary of the preceding year’s annual meeting. For such notices to be timely in the event the annual meeting is advanced more than 30 days prior to or delayed by more than 70 days after the one-year anniversary of the preceding year’s annual meeting, notice must be provided to us not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public announcement of the date of such meeting is first made.

Amendment of Charter Provisions

The affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then-outstanding shares of our voting stock, voting together as a single class, is required to, among other things, alter, amend or repeal certain provisions of our amended and restated certificate of incorporation, including those related to the classification of our board of directors, the amendment of our bylaws and certificate of incorporation, restrictions against stockholder actions by written consent, the designated parties entitled to call a special meeting of the stockholders and the indemnification of officers and directors.

Our second amended and restated bylaws may only be amended (or new bylaws adopted) by our board of directors or the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then-outstanding shares of our voting stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company. Its address is 6201 15th Avenue, Brooklyn, New York 11219 and its telephone number is (718) 921-8300.